UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2009

Transfer Technology International Corp.
 (Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other Jurisdiction of Incorporation or organization)	000-27131 (Commission File Number)	88-0381258 (IRS Employer I.D. No.)
___________________________

2203 North Lois Avenue, Suite 704
Tampa, Florida 33607
(813) 600-4081
(813) 872-9597
 (Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)
___________________________

N/A
(Former name and/or address if changed since last report)

Item 4.02  Non-Reliance on Previously Issued Financial Statements

Effective October 20, 2009

Transfer Technology International Corp. (the “Company”) is filing an amendment to its Quarterly reports for the quarters ended June 30, 2008 and September 30, 2008, its Annual report for the year ended December 31, 2008 and its Quarterly reports for the quarters ended March 31, 2009 and June 30, 2009 to amend and restate financial statements and other financial information for those filing periods. The restatement reclassifies an expense to equity since it was a related party transaction thereby reducing the net loss at December 31, 2008, by $480,000. The restatement also contains the conversion terms of the Company’s convertible notes, explains that during the quarter ended September 30, 2008, the Company bought and cancelled 55,000 shares of common stock, discloses that all stock issued by the Company was issued at fair market value, and discloses the Company’s accounting policy for revenue recognition.  There was no effect on the financial statements for the quarter ended March 31, 2008 or any prior periods.

In light of the restatement, readers should not rely on our previously filed financial statements and other financial information for the quarters ended June 30, 2008 and September 30, 2008, the year ended December 31, 2008 and for the quarters ended March 31, 2009 and June 30, 2009

Background

In reviewing the Company’s accounting, Bagell, Josephs, Levine & Company, L.L.C. determined that we had improperly booked a transaction with respect to the acquisition of two patents on April 2, 2008, resulting in an overstatement of the Company’s net loss by $480,000.  It was also recommended that the restatement include the other adjustments set forth above.

After considering the facts, the Board of Directors has determined that the patent acquisition transaction should have been accounted for differently, that previously reported results should be restated and, therefore, that the previously filed financial statements and other financial information referred to above should not be relied upon. The restatement resulted from a material weakness in internal control over financial reporting, namely, that we did not have adequately designed procedures to review accounting entries.

We have evaluated the relevant journal entries and remediated the related internal control weakness. We have evaluated our disclosure controls and procedures as currently in effect, including the remedial actions discussed above, and we have concluded that, as of this date, our disclosure controls and procedures are effective.

The Board of Directors has discussed the matters disclosed in this current report on Form 8-K with Bagell, Josephs, Levine & Company, L.L.C., our independent registered public accounting firm.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transfer Technology International Corp.

Dated: November 23, 2009                                  By: /s/ Chris Trina
       Chris Trina
       Chief Executive Officer